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                                                                   EXHIBIT 23.1


April 28, 2003


PRIVATE AND CONFIDENTIAL
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United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
U.S.A.

RE:      TRACKPOWER, INC. SEC FILE NO. 000-28506
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The undersigned PKF, Certified Public Accountants, A Professional Corporation
previously acted as independent accountants to audit the financial statements of Trackpower, Inc. (the "Company"). We are no longer acting as independent accountants to the Company.

This letter will confirm that we reviewed Item 4 of the Company's Form 8-K dated April 28, 2003, captioned "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT" and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.





PKF Certified Public Accountants
A Professional Corporation